Exhibit 4.1

EXECUTION COPY

INVESTOR RIGHTS AGREEMENT

by and between

AQUA METALS, INC.

and

TYCO INTERNATIONAL FINANCE S.A.

dated as of February 7, 2017

5.7	Counterparts	18

5.8	Successors And Assigns	18

5.9	Counsel Fees	18

5.10	Delays or Omissions	18

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INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is made, entered into and is effective as of February 7, 2017 (the “Effective Date”), by and among Aqua Metals, Inc., a Delaware corporation (the “Company”), and Tyco International Finance S.A., a company organized under the laws of Luxembourg (the “Investor”).

Recitals

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of the date hereof, by and between the Company and the Investor (the “Stock Purchase Agreement”), the Investor has purchased from the Company, and the Company has issued and sold to the Investor, shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”);

WHEREAS, the Company has agreed to provide the registration and other rights set forth in this Agreement for the benefit of Investor and any other Holder pursuant to the Stock Purchase Agreement; and

WHEREAS, it is a condition to the obligations of the Investor and the Company under the Purchase Agreement that this Agreement be executed and delivered.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

1.	REGISTRATION RIGHTS.

1.1         Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Stock Purchase Agreement. The terms set forth below are used herein as so defined:

(a)         Clarke Key Man Event. The term “Clarke Key Man Event” means Mr. Stephen Clarke ceases to (i) serve as Chief Executive Officer of the Company or (ii) devote substantially all of his business time and attention to the Company, whether as a result of resignation, death, disability or otherwise.

(b)         Commercial Agreements. The term “Commercial Agreements” means (i) that certain Tolling/Lead Purchase Agreement and (ii) that certain Equipment Supply Agreement, each dated the date hereof, between the Company and Johnson Controls Battery Group, Inc., as same may be amended from time to time.

(c)         Exchange Act. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(d)         Excluded Registration. The term “Excluded Registration” means a registration statement relating solely to the sale of securities to participants in a Company employee benefit or stock incentive plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, or a registration in which the only shares of Common Stock being registered are shares of Common Stock issuable upon conversion of debt securities which are also being registered.

(e)         Filing Date. The term “Filing Date” means, with respect to the Registration Statement, the date on which such Registration Statement is filed with the SEC.

(f)         Holder. The term “Holder” means the Investor or any permitted assignees thereof in accordance with this Agreement.

(g)         Liquidated Damages Multiplier. The term “Liquidated Damages Multiplier” means the product of the Purchase Price times the number of Registrable Securities requested by Holder to be registered under the Securities Act pursuant to Section 1.2.

(h)         Mould Key Man Event. The term “Mould Key Man Event” means Mr. Selwyn Mould ceases to (i) serve as Chief Operating Officer of the Company or (ii) devote substantially all of his business time and attention to the Company, whether as a result of resignation, death, disability or otherwise.

(i)         Register, Registration and Registered. The terms “register,” “registration” and “registered” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

(j)         Registrable Securities. The term “Registrable Securities” means (1) the Shares and the shares of Common Stock, and (2) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, note, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, whether by merger, charter amendment, or otherwise, all such shares of Common Stock described in clause (1) of this Section 1.1(g); excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 1 are not assigned in accordance with this Agreement or any Registrable Securities that have been sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act.

(k)         Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of shares of Common Stock which are Registrable Securities and (1) are then issued and outstanding or (2) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants, notes or convertible securities.

(l)         SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

(m)       Securities Act. The term “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

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(n)         Trading Day. The term “Trading Day” means any day on which shares of Common Stock are traded on the NASDAQ Capital Market (or the principal securities exchange on which shares of Common Stock are then traded).

(o)         VWAP. The term “VWAP” means with respect to the shares of Common Stock on any Trading Day, the per share volume weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg Page AQMS<equity>AQR (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day or, if such VWAP is unavailable or such page or its equivalent is unavailable, the volume weighted average price of each trade in the shares of Common Stock during such Trading Day between 9:30 a.m. and 4:00 p.m., New York City time, on the Listing Exchange or, if the VWAP is unavailable from the above-referenced sources, as calculated by a nationally recognized independent investment banking firm retained for this purpose by a majority in interest of one or more Holders, such calculation to be made in a manner consistent with the manner in which “VWAP” would have been determined by Bloomberg.

1.2         Required Registration.

(a)         The Company Shall file a registration statement under the Securities Act covering the registration of all of the Registrable Securities (any such registration statement or successor registration statement, as may be amended or supplemented from time to time, hereinafter referred to as a “Registration Statement”) (including, but not limited to, registration statements relating to secondary offerings of securities of the Company) within twenty (20) days from the date of this Agreement (the “Target Filing Date”), so that all of the Registrable Securities are so registered. The Registration Statement filed pursuant to this Section 1.2(a) shall be on SEC form S-3 or such other appropriate registration form of the SEC as shall be selected by the Company so long as it permits the continuous offering of the Registrable Securities pursuant to Rule 415 of the Securities Act or such other rule as is then applicable at the then prevailing market prices and shall include the plan of distribution requested by the majority in interest of Holders, subject to SEC comments. The Company shall use its commercially reasonable efforts to cause the Registration Statement to become effective on or as soon as practicable after the Filing Date. Any Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to, and reasonably requested by, the Holders of any and all Registrable Securities covered by such Registration Statement. The Company shall use its commercially reasonable efforts to cause the Registration Statement filed pursuant to this Section 1.2(a) to be effective, supplemented and amended to the extent necessary to ensure that it is available for the resale of all Registrable Securities by the Holder and other Holders (if any) until all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities (the “Effectiveness Period”). The Registration Statement when effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made), other than any statements furnished in writing expressly for use in connection with such registration by the Holders. As soon as practicable following the date that the Registration Statement becomes effective, but in any event within two (2) Business Days of such date, the Company shall provide the Holders with written notice of the effectiveness of the Registration Statement.

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(b)         If the Holder intends to distribute the Registrable Securities covered by the above-referenced Registration Statement by means of an underwriting, the Holder shall so advise the Company in writing within five (5) days from the date of this Agreement. The underwriter will be selected by the Company, which underwriter shall be reasonably acceptable to a majority in interest of the Holders whose Registrable Securities are to be included in the underwritten offering. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Holders whose Registrable Securities are to be included in the underwritten offering) to the extent provided herein. The Company and all Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof in proportion (as nearly as practicable) to the respective amounts of Registrable Securities of the Company owned by the participating Holders. In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded from such underwriting. Any Registrable Securities or other securities excluded from or withdrawn from such underwriting shall be withdrawn from registration.

(c)         Notwithstanding the foregoing, if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company (the “Board”) it would be materially detrimental to the Company and its stockholders for such Registration Statement to either become effective or remain effective for as long as such Registration Statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature public disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than forty (40) consecutive days from the date of this Agreement; provided, however, that the Company shall not register any securities for the account of itself or any other stockholder during such 40-day period (other than in an Excluded Registration). Upon disclosure of such information or the termination of the condition described above, the Company shall provide prompt notice to the Holders whose Registrable Securities are included in the Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated in this Agreement.

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(d)         In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2 after the Company has effected a registration pursuant to this Section 1.2; provided, however, that the Registration Statement relating to such effected registration has been declared or ordered effective and (i) either (A) the conditions of Section 1.5(a) have been satisfied, or (B) the Registration Statement remains effective and there are no stop orders in effect with respect to such Registration Statement; and (ii) the number of Registrable Securities included in such Registration Statement has not been limited pursuant to the exercise of any underwriter’s cut-back as contemplated by Section 1.2(b) or Section 1.3(b).

(e)         If the Registration Statement required by Section 1.2 is not filed by the Target Filing Date, then the Holders shall be entitled to a payment (with respect to Registrable Securities covered by such Registration Statement), as liquidated damages and not as a penalty, of 1.5% of the Liquidated Damage Multiplier for each 30-day period or pro rata for any portion thereof following the Target Filing Date for which no Registration Statement is filed with respect to the Registrable Securities (the “Liquidated Damages”). The Liquidated Damages payable pursuant to the immediately preceding sentence shall be payable within three (3) Business Days after the end of each such 30-day period. Any Liquidated Damages shall be paid to the Holders in immediately available funds; provided, however, if the Company certifies that it is unable to pay Liquidated Damages in cash because such payment would result in a breach under a credit facility or other debt instrument filed as exhibits to all forms, registration statements, reports, schedules and statements required to be filed by the Company with the SEC under the Exchange Act or the Securities Act, then the Company shall pay such Liquidated Damages using as much cash as permitted without breaching any such credit facility or other debt instrument and shall pay the balance of any such Liquidated Damages in kind in the form of the issuance of additional shares of Common Stock. Upon any issuance of shares of Common Stock as Liquidated Damages, the Company shall promptly (i) prepare and file an amendment to the Registration Statement prior to its effectiveness adding such shares of Common Stock to such Registration Statement as additional Registrable Securities and (ii) prepare and file a supplemental listing application with the NASDAQ Capital Market (or such other market on which the Registrable Securities are then listed and traded) (the “Listing Exchange”) to list such additional shares of Common Stock. The determination of the number of shares of Common Stock to be issued as Liquidated Damages shall be equal to the amount of Liquidated Damages divided by the volume weighted average price of the shares of Common Stock on the Listing Exchange for the ten Trading Days immediately preceding the date on which the Liquidated Damages payment is due. The accrual of Liquidated Damages to a Holder shall cease at the earlier of (i) the Registration Statement becoming effective or (ii) when such Holder no longer holds Registrable Securities, and any payment of Liquidated Damages shall be prorated for any period of less than 30 days in which the payment of Liquidated Damages ceases. If the Company is unable to cause a Registration Statement to go effective within 40 days after the Filing Date as a result of an acquisition, merger, reorganization, disposition or other similar transaction, then the Company may request a waiver of the Liquidated Damages, and each Holder may individually grant or withhold its consent to such request in its discretion.

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1.3	Piggyback Registrations.

(a)         The Company shall notify all Holders of Registrable Securities in writing at least twenty (20) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company, other than an Excluded Registration, and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such Registration Statement. If a Holder decides not to include all of its Registrable Securities in any Registration Statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b)         Underwriting. If a Registration Statement for which the Company gives notice under this Section 1.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include its Registrable Securities in such registration pursuant to this Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting; provided that any such underwriting agreement shall not impair the indemnification rights of the Holders granted under Section 1.8. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders, excluding employees, officers and directors of the Company, requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder and third to employees, officers and directors of the Company requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such employee, officer or director. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least twenty (20) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

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(c)         Rule 415; Cutback. If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in a Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act or requires any Holder to be named as an “underwriter”, the Company shall use its best efforts to persuade the SEC that the offering contemplated by a Registration Statement is a bona fide secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter”. In the event that, despite the Company’s best efforts and compliance with the terms of this Section 1.3(c), the SEC refuses to alter its position, the Company shall (i) remove from the Registration Statement such portion of the Registrable Securities (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”). Any cut-back imposed pursuant to this Section 1.3(c) shall be allocated among the Holders on a pro rata basis, unless the SEC Restrictions otherwise require or provide or the Holders otherwise agree. Any cut back imposed pursuant to a SEC comment shall be applied, first, to securities of the Company that are registered pursuant to an agreement subsequent to the date of this Agreement and, next, to the Registrable Securities and any securities registered pursuant to an agreement entered into prior to or contemporaneous with the date of this Agreement on a pro rata basis. No Liquidated Damages shall accrue as to any Cut Back Shares until such date as the Company is able to effect the registration of such Cut Back Shares in accordance with any SEC Restrictions (such date, the “Restriction Termination Date” of such Cut Back Shares). From and after the Restriction Termination Date applicable to any Cut Back Shares, all of the provisions of this Section 1.3 (including the Liquidated Damages provisions) shall again be applicable to such Cut Back Shares; provided, however, that (i) the Target Filing Date for the Registration Statement including such Cut Back Shares shall be ten (10) Business Days after such Restriction Termination Date, and (ii) the date by which the Company is required to obtain effectiveness with respect to such Cut Back Shares shall be the 60th day immediately after the Restriction Termination Date.

1.4         Expenses. All expenses incurred by the Company and the Holders in connection with a registration pursuant to Section 1.2 and Section 1.3 (excluding underwriters’ and brokers’ discounts and commissions on Registrable Securities included in such registration for the Holders (collectively, the “Selling Expenses”)), including, without limitation, all federal and “blue sky” registration and qualification fees, printers’ and accounting fees, Listing Exchange fees, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, fees and disbursements of counsel for the Company and reasonable fees and disbursements of one counsel for the selling Holders, shall be borne by the Company.

1.5         Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

(a)         Prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use reasonable, diligent efforts to cause such Registration Statement to become effective, and, keep such Registration Statement effective for a period ending on the date on which the Holders have completed the distribution described in such Registration Statement of all Registrable Securities included therein.

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(b)         Prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement.

(c)         Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)         Use reasonable, diligent efforts to register and qualify the securities covered by such Registration Statement under such other securities or Blue Sky laws of such U.S. jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdictions.

(e)         In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)         Promptly notify each Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of the Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the SEC with respect to any filing referred to in clause (i) and any written request by the SEC for amendments or supplements to the Registration Statement or any prospectus or prospectus supplement thereto.

(g)        Immediately notify each Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which such statement is made); (ii) the issuance or threat of issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; or (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Company agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other commercially reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto.

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(h)         Upon request and subject to appropriate confidentiality obligations, furnish to each Holder copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities.

(i)         Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder.

(j)         Cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed.

(k)         Use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other U.S. governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Holders to consummate the disposition of such Registrable Securities.

(l)         Provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement.

(m)         Enter into customary agreements and take such other actions as are reasonably requested by the Holders in order to expedite or facilitate the disposition of such Registrable Securities.

(n)         In the case of an underwritten offering, furnish upon request, (i) an opinion of counsel for the Company dated the date of the closing under the underwriting agreement and (ii) a “comfort” letter, dated the pricing date of such underwritten offering and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in underwritten offerings of securities by the Company and such other matters as such underwriters and Holders may reasonably request;

(o)         If requested by any Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment.

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The Company will not name any Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act in any Registration Statement without such Holder’s consent. If the staff of the SEC requires the Company to name any Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act, and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the Registration Statement, such Holders shall no longer be entitled to receive Liquidated Damages under this Agreement with respect thereto and the Company shall have no further obligations hereunder with respect to Registrable Securities held by such Holder.

Each Holder, upon receipt of notice from the Company of the happening of any event of the kind described in subsection (g) of this Section 1.5, shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (g) of this Section 1.5 and it is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Company, each Holder will deliver to the Company (at the Company’s expense) all copies in their possession or control, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

1.6         Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such Registrable Securities as shall be required to timely effect the registration of their Registrable Securities.

1.7         Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a)         Make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b)         File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)         So long as a Holder owns any Registrable Securities, furnish, unless otherwise available on EDGAR, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration.

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(d)         In the event that the Company fails to comply with the requirements of this Section 1.7 after the 180th day after the Effective Date, the Company will make pro rata payments to the Holders, as Liquidated Damages and not as a penalty, in an amount equal to 1.5% of the Liquidated Damage Multiplier for each 30-day period or pro rata for any portion thereof until such failure is cured; provided, however, that only Holders that have not sold or otherwise disposed of all of their Registrable Securities prior to such failure shall be entitled to receive Liquidated Damages pursuant to this Section 1.7. Such payments shall constitute the Holders’ exclusive monetary remedy for such events, but shall not affect the right of the Holders to seek injunctive relief. Such payments shall be made to any such Holder in cash no later than three (3) Business Days after the end of each 30-day period.

1.8         Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Section 1:

(a)         Indemnification by the Company. To the extent permitted by law, the Company shall indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several), and any actions, proceedings or settlements in respect thereof, to which they may become subject under the Securities Act, the Exchange Act or other federal or state law insofar as such losses, claims, damages or liabilities (or actions, proceedings or settlements in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, “Violations” and, individually, a “Violation”):

(1)	any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(2)	the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(3)	any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such Registration Statement;

and the Company shall reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding or effecting any such settlement; provided, however, that the indemnity agreement contained in this Section 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, action or proceeding to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

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(b)         Indemnification by Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the Registration Statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such Registration Statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several), and any actions, proceedings or settlements in respect thereof, to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law insofar as such losses, claims, damages or liabilities (or actions, proceedings or settlements in respect thereof) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability, action or proceedings or effecting any such settlement; provided, however, that the indemnity agreement contained in this Section 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that the total amounts payable by a Holder under this Section 1.8(b) in respect of any Violations shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violations arise.

(c)         Notice. Promptly after receipt by an indemnified party under this Section 1.8 of notice of the commencement of any action or proceeding (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if (i) representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to an actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such action or proceeding or (ii) there are available to the indemnified party in such action or proceeding any defenses or counterclaims that are not available to another party represented by such counsel in such action or proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8.

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(d)         Defect Eliminated Final Prospectus. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in an amended prospectus on file with the SEC at the time the Registration Statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e)         Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act, in any case in which any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 1.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the time to appeal has expired or the last right of appeal has been denied) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 1.8 provides for indemnification in such case; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions that resulted in such aggregate losses, claims, damages or liabilities, as well as any other relevant equitable considerations; provided, however, that, in any such case, (A) no such Holder shall be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Holder from the sale of Registrable Securities giving rise to such indemnification; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(f)         Survival. The obligations of the Company and Holders under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a Registration Statement, and otherwise.

1.9         Termination of the Company’s Obligations. The Company shall have no obligations pursuant to this Section 1 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 1.2 or Section 1.3 if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may be sold in a three-month period without registration under Rule 144 under the Securities Act and without the need for current public information pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act, assuming the Holders of such Registrable Security are not affiliates (as defined in Rule 144(a)(1)) of the Company).

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2.	RIGHT OF FIRST OFFER.

2.1         General. Subject to Section 2.6 below, each Holder and any party to whom such Holder’s rights under this Section 2.1 have been duly assigned in accordance with this Agreement (each such Holder or assignee being hereinafter referred to as a “Rights Holder”) shall have the right of first offer to purchase such Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any “New Securities” (as defined in Section 2.2) that the Company may from time to time issue after the date of this Agreement. This right of first offer shall be subject to the provisions in this Section 2.1. A Rights Holder’s “Pro Rata Share” for purposes of this right of first offer is the ratio of (a) the number of Registrable Securities as to which such Rights Holder is the Holder to (b) the total number of shares of Common Stock then outstanding.

2.2         New Securities. “New Securities” shall mean any common or preferred shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such common or preferred shares, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such common or preferred shares; provided, however, that the term “New Securities” does not include:

(a)         any shares of Common Stock issued or issuable upon conversion of any outstanding option, warranty, right or other security;

(b)         any shares of Common Stock (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers of, the Company or any subsidiary pursuant to incentive agreements, share purchase or share option plans, share bonuses or awards, warrants, contracts or other arrangements that are approved by the Board;

(c)         any common or preferred shares of the Company (and/or options or warrants therefor) issued or issuable to parties providing the Company with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar financing, under arrangements approved by the Board;

(d)         any common or preferred shares issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity;

(e)         any common or preferred shares of the Company issued in connection with any share split or share dividend; or

(f)          any securities offered by the Company to the public pursuant to a Registration Statement filed under the Securities Act.

2.3         Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Rights Holder written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Rights Holder shall have ten (10) days from the date of mailing of any such Notice to agree in writing to purchase all or any portion of such Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder’s Pro Rata Share). If any Rights Holder fails to so agree in writing within such ten (10)-day period to purchase such Rights Holder’s full Pro Rata Share of an offering of New Securities (a “Non-Purchasing Holder”), then such Non-Purchasing Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not so agree to purchase.

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2.4         Failure to Exercise. In the event that the Rights Holders fail to exercise in full the right of first refusal within such ten (10)-day period, then the Company shall have sixty (60) days after the expiration of such ten (10)-day period to sell the New Securities with respect to which the Rights Holders’ rights of first offer hereunder were not exercised, at a price and upon terms not more favorable to the purchasers thereof than specified in the Company’s Notice to the Rights Holders. In the event that the Company has not issued and sold the New Securities within such sixty (60)-day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 2.

2.5         Assignment. This right of first offer may not be assigned or transferred, except that (a) such right is assignable by each Rights Holder to any of its direct or indirect wholly-owned subsidiaries, and (b) such right is assignable between and among any of the Holders.

2.6         Termination. The right of first offer shall terminate on the earlier of (i) such time as the Holders no longer own 50% of the Shares acquired by the Investor pursuant to the Stock Purchase Agreement, or (ii) the date on which (A) both of the Commercial Agreements have expired or been terminated, and (B) the parties to the expired or terminated Commercial Agreements are no longer providing any material services to each other pursuant to any sort of post-expiration or post-termination “tail” or similar provision in accordance with the terms of the Commercial Agreements.

3.	BOARD OBSERVATION RIGHTS.

3.1         Appointment of Observer. The Investor shall have the right to designate a non-voting observer (the “Board Observer”) to receive notice of and attend all meetings (whether in person, telephonic or electronic) of the Board for the purposes of permitting the Board Observer to have current information with respect to the affairs of the Company and the actions taken by the Board. The Board Observer shall be an employee of the Investor or its Affiliates, and the initial Board Observer shall be Thomas R. Parmenter. The Board Observer appointed pursuant to this Section 3.1 shall have the right to receive advance copies of all agenda materials and other documents distributed to directors in connection with any meeting and all matters proposed to the Board for their unanimous consent, and all minutes of the proceedings of the Company, subject to Section 3.2. In no event shall the Board Observer: (i) be deemed to be a member of the Board; (ii) have the right to vote on any matter under consideration by the Board or otherwise have any power to cause the Company to take, or not to take, any action; or (iii) except as expressly set forth in this Agreement, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its stockholders or any duties (fiduciary or otherwise) otherwise applicable to the directors of the Company. The Investor shall designate the Board Observer in writing, who shall be an officer or employee of Investor, and shall not change the Board Observer more than once during any 12 month period except with the Board’s consent or the discontinuation of such Board Observer’s employment with the Investor. To the extent that the Investor’s Board Observer is no longer employed by the Investor or its Affiliates, or if the Investor wishes to replace the Board Observer and designate a different employee of the Investor or its Affiliates to be the Board Observer, Investor shall consult with the Company and the parties agree to work together in good faith to find a mutually acceptable replacement; provided, however, that Investor shall ultimately have the discretion to name such replacement.

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3.2         Right to Exclude. Notwithstanding Section 3.1, the Chairman of the Board (the “Chairman”) shall have the right (in his reasonable discretion) to exclude any Board Observer from a portion of a meeting of the Board and withhold information pertaining to such portion of a meeting, if the Chairman determines in good faith that (i) such portion of the meeting relates to conflict of interest matters between the Company and the Investor, or (ii) the attendance of such Board Observer would violate any obligation of the Company to maintain the confidentiality of information discussed at such meeting, or could cause the Company to lose the protection of the attorney-client privilege or any other privilege that the Company would otherwise be entitled to assert. In the event the Chairman determines to exclude a Board Observer from a Board meeting, the Board shall provide notice to such Board Observer of such meeting, the portions thereof during which the Board Observer will be excluded, and the basis and reason the Chairman determined to exclude such Board Observer.

3.3         Termination of Observer Rights. The observation rights shall terminate on the earlier of (i) such time as the Holders no longer own 50% of the Shares acquired by the Investor pursuant to the Stock Purchase Agreement, or (ii) the date on which (A) both of the Commercial Agreements have expired or been terminated, and (B) the parties to the expired or terminated Commercial Agreements are no longer providing any material services to each other pursuant to any sort of post-expiration or post-termination “tail” or similar provision in accordance with the terms of the Commercial Agreements.

3.4         D&O Policy. Within twenty (20) Business Days following the Effective Date, the Company shall bind primary Director and Officer (D&O) coverages for the Board Observer, and such coverage shall extend for the duration of the Board Observer’s appointment as a Board Observer of the Company and thereafter for the duration of the applicable statute of limitations; provided, however, that such coverage be at a minimum in the amount of five million dollars ($5,000,000).

4.	KEY MAN EVENTS.

4.1         Penalties.

(a)         Upon the occurrence of either a Clarke Key Man Event or a Mould Key Man Event during the eighteen (18) months following the Effective Date, the Company shall be required to pay to the Investor, as a penalty, $1,000,000 per such occurrence, payable, at the Company’s election, by wire transfer of immediately available funds to the Investor’s account or shares of Common Stock at a price per share equal to the VWAP of shares of Common Stock for the thirty (30) consecutive full Trading Days immediately preceding, but excluding, such date.

(b)         Upon the occurrence of either or both a Clarke Key Man Event and a Mould Key Man Event after that date which is eighteen (18) months following the Effective Date and prior to that date which is thirty (30) months following the Effective Date, the Company shall be required to pay to the Investor, as a penalty, $1,000,000 total, payable, at the Company’s election, by wire transfer of immediately available funds to the Investor’s account or shares of Common Stock at a price per share equal to the VWAP of shares of Common Stock for the thirty (30) consecutive full Trading Days immediately preceding, but excluding, such date.

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4.2         Waiver of Penalties. If the Investor, in its sole and absolute discretion, agrees with the Company on mutually acceptable replacements for Messrs. Clarke and/or Mould, as the case may be, the penalties set forth in Section 4.1 shall be deemed waived by the Investor.

5.	GENERAL PROVISIONS.

5.1         Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax (upon customary confirmation of receipt), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page hereto, or as subsequently modified or provided by written notice, and (a) if to the Company to Stephen R. Clarke, Chief Executive Officer, Aqua Metals, Inc., 1010 Atlantic Avenue, Alameda, CA 94501, with a copy to Daniel K. Donahue, (email: donahued@gtlaw.com), Greenberg Traurig, LLP, 3161 Michelson Drive, Suite 1000, Irvine, CA 92612 (which copy shall not constitute notice), or (b) if to the Investor to General Counsel (email: CO-General.Counsel@jci.com), Tyco International Finance S.A., c/o Johnson Controls International plc, 5757 N. Green Bay Avenue, Milwaukee, WI 53209, with a copy to J. Hovey Kemp (email: hkemp@goodwinlaw.com), Goodwin Procter LLP, 3 Embarcadero Center, San Francisco, CA 94111, (which copy shall not constitute notice).

5.2         Expenses. The parties hereby agree that, (i) prior to the execution and delivery of each of this Agreement and the other Transaction Documents (as defined in the Stock Purchase Agreement), each party will bear its own costs and expenses, including, without limitation, costs incurred for due diligence, except to the extent as otherwise provided herein or therein; and (ii) upon the execution and delivery of this Agreement and the other Transaction Documents, the Company shall reimburse the Investor (and any Affiliate that is a party to the Transaction Documents for all expenses incurred in connection with the transactions contemplated therein and thereby, including without limitation the reimbursement of all reasonable and documented costs and expenses incurred by the Investor’s Board Observer in attending Board meetings of the Company; provided, however, that notwithstanding the foregoing, the Company’s reimbursement obligation for the expenses incurred by the Investor in connection with the transactions contemplated herein shall be capped at $100,000.

5.3         Entire Agreement. This Agreement constitutes and contains the entire agreement among the Company and the Investor with respect to the subject matter hereof and supersedes all previous agreements and understandings, written or oral, concerning the subject matter hereof.

5.4         Amendments and Waivers. This Agreement may not be amended or modified in any manner nor may any of its provisions be waived except by written amendment executed by the parties. A waiver, modification or amendment by a party shall only be effective against a party if (a) it is in writing and signed by such party, (b) it specifically refers to this Agreement and (c) it specifically states that the party, as the case may be, is waiving, modifying or amending its rights hereunder. Any such amendment, modification or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to this Agreement and each future Holder of all Registrable Securities, and the Company.

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5.5         Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision or provisions shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision or provisions were so excluded from the Agreement as originally executed and shall be enforceable in accordance with its terms.

5.6         Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware applicable to contracts entered into and wholly to be performed within the State of Delaware by Delaware residents.

5.7         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

5.8         Successors And Assigns. Neither this Agreement nor any of the Investor’s rights hereunder may be assigned by the Investor without the prior written consent of the Company, which may be withheld by the Company in its absolute discretion, provided that Investor may assign its rights hereunder to any of its direct or indirect wholly-owned subsidiaries without the consent of the Company, in which case such assignee shall be referred to herein as the Investor. Neither this Agreement nor any of the Company’s rights or obligations hereunder may be assigned by the Company without the prior written consent of the Investor, which may be withheld by the Investor in its absolute discretion. Any change of control of either party or a permitted assignee hereunder shall constitute an attempted assignment of this Agreement and such attempted assignment shall be permitted only to the extent it complies with this Section 5.8. Any attempted assignment of this Agreement by Investor or the Company, or any of its rights or obligations herein, as the case may be, not in compliance with this Section 5.8 shall be void ab initio. Subject to the exceptions specifically set forth in this Section 5.8, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective heirs, successors, administrators, executors and assigns of the parties hereto (subject to the limitations on assignment contained in this Section 5.8).

5.9         Counsel Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.10         Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Investor, upon any breach or default by any other party under this Agreement, shall impair any such right, power or remedy of the Investor, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement, or by law or otherwise afforded to any Holder, shall be cumulative and not alternative or exclusive.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

THE COMPANY:

AQUA METALS, INC.

By:	/s/ Stephen R. Clarke

Stephen R. Clarke
Chief Executive Officer

THE INVESTOR:

TYCO INTERNATIONAL FINANCE S.A.

By:	/s/ Peter Schieser
Peter Schieser
Managing Director

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]